SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D. C. 20549

                                   FORM SB-2/A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                FOURTH AMENDMENT
                                ----------------

                              REPIPELINE.COM, INC.
           (Name of Small Business Issuer as Specified in its charter)


           DELAWARE                       7389                    74-2960435
  (State of jurisdiction of    (Primary Standard Industrial   (IRS Employer
incorporation or organization)  Classification Code Number) Identification  No.)




                                Suite 118 PMB 216
                                 420 E. FM 3040
                             Lewisville, Texas 75067
                                  972-745-3020
                          (ADDRESS, INCLUDING ZIP CODE,
                         AND TELEPHONE NUMBER, INCLUDING
                   AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                                G. Thomas Bailey
                                Suite 118 PMB 216
                                 420 E. FM 3040
                             Lewisville, Texas 75067
                                  972-745-3020
                          (ADDRESS, INCLUDING ZIP CODE,
                         AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICES)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            Corey Rinker, Esq., PLLC
                                  P.O. Box 142
                               Valhalla, NY 10595
                                  914-419-3993

Approximate date of proposed distribution and sale to the public: Any time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                PROPOSED            PROPOSED           AMOUNT OF
TITLE OF EACH CLASS OF          AMOUNT TO           MAXIMUM OFFERING   MAXIMUM AGGREGATE
SECURITIES TO BE REGISTERED     BE REGISTERED       PRICE PER SHARE    OFFERING PRICE FEE
-----------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share............     6,550,120 shares    $0.05              $81.87 (1)
==========================================================================================

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the estimated price of offering

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment specifically stating that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The corporation may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED ____________. 2002

REpipeline.com, Inc.
6,550,120 Shares

     DISTRIBUTED TO STOCKHOLDERS OF PHOTONICS CORPORATION

This Prospectus is being furnished in connection with the distribution to stockholders of Photonics Corporation, a California corporation ("Photonics"), of common stock, par value $.00001 per share of REpipeline.com, Inc., a Delaware corporation ("REpipeline.com" or the "Company").

Twenty percent of the issued common shares, representing 1,310,024 common shares of REpipleine.com, Inc. will be distributed on the basis of one share of common stock of REpipleine.com to shareholders of Photonics who own fifty shares of Photonics stock, without distinction between classes, to holders of record of Photonics common stock at the close of business on _______, 2002 (the "Record Date"). Photonics Corporation will retain the balance of the issued shares, equaling 80% of the issued shares, and may sell them in the normal course of business or in the future may distribute them to their shareholders as another stock dividend. No consideration will be paid by Photonics 's stockholders for the common stock received in the stock distribution.

There is not currently a public market for the common stock of REpipeline.com. Application will be made to list the common stock on a public exchange under a new symbol.

Recipients of common stock in the stock distribution should note the factors discussed in "risk factors" beginning on page ___.

                            ------------------------

No  stockholder  approval  of the stock  distribution  is  required  or  sought.
Photonics is not asking you for a proxy, and you are requested not to send Photonics a proxy. You are further requested not to surrender any Photonics common stock or Class A stock certificates.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

Questions relating to the stock distribution should be directed to Mark Lindberg, an officer of both REpipeline.com and Photonics Corporation, 420 E. FM 3040, Suite 118 PMB 216, Lewisville, Texas 75067, 972-745-3020 office.

     The date of this Prospectus is March 31, 2002

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PART I: INFORMATION REQUIRED IN PROSPECTUS
    Item 1:  Front and Outside Front Cover of Registration Statement
    Item 2:  Inside Front and Outside Back Cover Pages of Registration
             Statement
    Item 3:  Summary Information                                              5
             Table of Summary Information                                     5
             Risk Factors                                                     6
             Reasons for the Stock Distribution                               13
             Manner of the Stock Distribution                                 13
             Relationship between Repipeline.com and Photonics After
                      the Distribution                                        13
             Certain Tax Matter                                               13
             Indemnification Agreements                                       14
             Expenses                                                         14
    Item 4:  Use of Proceeds                                                  14
    Item 5:  Determination of Offering Price                                  14
    Item 6:  Dilution                                                         15
    Item 7:  Selling Shareholders                                             15
    Item 8:  Plan of Distribution                                             15
    Item 9:  Litigation Proceedings                                           15
    Item 10: Directors, Executive Officers, Promoters and
                      Control Persons                                         16
    Item 11: Security Ownership of Certain Beneficial Owners                  17
    Item 12: Description of Securities                                        18
    Item 13: Interest and Named Experts and Counsel                           18
    Item 14: Disclosure of Commission Position on Indemnification             19
    Item 15: Organization Within the Last Five Years                          19
    Item 16: Description of Business                                          20
    Item 17: Management's Discussion and Analysis of Plan of Operation        23
    Item 18: Description of Property                                          30
    Item 19: Certain Relationships and Related Transactions                   31
    Item 20: Market for Common Equity and Related Stockholders Matters        31
    Item 21: Executive Compensation                                           31
    Item 22: Financial Statements                                             33
    Item 23: Changes In and Disagreements With Accountants on                 43
                      Accounting and Financial Disclosure

PART II: INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT
    Item 24: Indemnification of Directors and Officers                        43
    Item 25: Other Expenses of Issuance and Distribution                      43
    Item 26: Recent Sales of Unregistered Securities                          44
    Item 27: Table of Exhibits                                                44
    Item 28: Undertakings                                                     44

    Signatures                                                                45
    Item 29: Exhibits                                                         46


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

Item 3:

                         SUMMARY OF CERTAIN INFORMATION

This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety. When used with reference to periods after the stock distribution, as defined below, the terms the "Company" means REpipeline.com, Inc.

REPIPELINE.COM.............         REpipeline.com,     Inc.,     a     Delaware
                                    Corporation.

MANAGEMENT.................         It is expected that all senior management of
                                    REpipeline.com who have extensive experience in the business will be the management team of REpipeline after the stock distribution.

STOCK DISTRIBUTION.........         The  distribution of  REpipeline.com  common
                                    stock to stockholders of Photonics.

DISTRIBUTING COMPANY.......         Photonics    Corporation,    a    California
                                    corporation ("Photonics", Symbol "PHOX").

STOCK DISTRIBUTION RATIO...         One share of common stock of  REpipeline.com
                                    for every fifty shares of Photonics common stock held of record on the record date.

RECORD DATE................         Close of business on ________________, 2002.

STOCK DISTRIBUTION DATE..           Expected     to    be     on    or     about
                                    ______________________,  2002.  On the stock
                                    distribution  date,  the stock  distribution
                                    agent will begin  distributing  common stock
                                    certificates  to  stockholders of Photonics.
                                    Photonics  stockholders will not be required
                                    to make any payment or take any other action
                                    in connection  with the stock  distribution.
                                    Stockholders  of Photonics  will continue to
                                    own their Photonics common stock and are not
                                    required  to,  and  should  not,   surrender
                                    certificates representing such stock.

                                    See "The Stock  Distribution - Manner of the
                                    Stock Distribution."

SHARES OUTSTANDING.........         Approximately  6,550,120  shares  of  common
                                    Stock of  REpipeline.com  will be issued and
                                    outstanding on the record date and 1,546,455
                                    common  shares are reserved for the exercise
                                    of options.  Approximately  1,310,024 shares
                                    of common  stock of  REpipeline.com  will be
                                    distributed  to  Shareholders  of  Record of
                                    Photonics,    based    on   1    share    of
                                    Repipeline.com   for  each  50   shares   of
                                    Photonics.

RISK FACTORS...............         Stockholders  should  consider  the  Factors
                                    discussed under "Risk Factors."

TRADING MARKET.............         Application  will be made to list the common
                                    stock on a public exchange.

STOCK TICKER SYMBOL........         "PHOX" is the current  symbol for  Photonics
                                    Corporation. REpipeline.com will apply for a new symbol.

FEDERAL INCOME TAX
CONSEQUENCES...............         Photonics has not received a ruling from the
                                    Internal Revenue Service that the stock distribution will be tax-free to Photonics and its stockholders for federal income tax purposes.

                                    See  "The  Stock   Distribution  --  Certain
                                    Federal  Income  Tax  Aspects  of the  Stock
                                    Distribution."

REPIPELINE.COM DIVIDEND
POLICY.....................         REpipeline.com   does  not   expect  to  pay
                                    dividends.

PRINCIPAL OFFICE OF
REPIPELINE.COM.............         420 E FM 3040, Suite 118 PMB 216,
                                    Lewisville, Texas 75067


RISK FACTORS

An investment in this Offering is highly speculative and involves a high degree of risk. Prior to the purchase of any shares, a prospective investor should carefully consider the following risk factors, as well as other information contained in this Offering Circular, including the financial statements and notes thereto contained elsewhere herein. The shares should not be purchased by persons who cannot afford the loss of their entire investment. This Memorandum contains forward-looking statements. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under "Risks Factors" and elsewhere in this Memorandum.

FACTORS AFFECTING THE COMMON STOCK

No Prior Public Market; Possible Volatility of Stock Price. Application has been made to list the common stock on a public exchange. However, there is no established public trading market for the common stock, and there can be no assurance as to the prices at which the common stock will trade after the stock distribution. Until an orderly market develops, which will depend in part upon the extent to which holders of Photonics Stock conclude that they wish to hold the common stock received in the stock distribution, prices at which the common stock trades may fluctuate significantly. Trading prices will be influenced by many factors, including the depth and liquidity of the market for the common stock, quarterly variations in operating results, announcements of new publications, acquisitions or technological innovations by REpipeline.com or its competitors, REpipeline.com's dividend policy, the possibility of future sales of common stock by REpipeline.com or its significant stockholders, the operating and stock price performance of other companies that investors may deem comparable to REpipeline.com, changes in financial estimates by securities analysts, investor perception of REpipeline.com and the prospects for its businesses, and general economic and stock market conditions.

Anti-Takeover Effects. Provisions of Delaware corporation law and of REpipeline.com's Restated Certificate of Incorporation and Amended and Restated Bylaws may inhibit changes in control of REpipeline.com not approved by the
Board and may have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price of the common stock in the event of an attempted hostile takeover. These provisions include: (i) a classified Board, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board, (iv) advance notice requirements for stockholder proposals and nominations, and (v) "blank check" preferred stock. See "Anti-Takeover Effects." The existence of these provisions may adversely affect the marketability and market price of the common stock. See also "--Factors Relating to Taxation -- Covenants and Indemnities."

Shares Eligible for Future Sale. After consummation of the stock distribution, approximately 6,550,120 shares of Common Stock will be outstanding, substantially all of which held by persons other than "affiliates" of REpipeline.com will be freely tradeable.

The shares of common stock held by "affiliates" of REpipeline.com will not be tradeable in the absence of registration under the Securities Act or an exemption therefrom, including the exemption contained in Rule 144 under the Securities Act.

No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon the exercise of stock options, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock. If such sales reduce the market price of the common stock, REpipeline.com's ability to raise additional capital in the equity markets could be adversely affected.

FACTORS RELATING TO TAXATION

Tax Aspects of the Stock Distribution. Photonics has not applied for nor has it received a favorable ruling with respect to the stock distribution from the IRS. Actions or events subsequent to the stock distribution by REpipeline.com or Photonics should not, in and of them, render the stock distribution taxable, but under certain circumstances could cause the IRS to review the circumstances as of the stock distribution date. If the IRS ruling were invalidated as a result of such review, the receipt of common stock in the stock distribution could become taxable to the recipients as a dividend and/or a corporate level gain could be recognized by Photonics, based on the amount by which the fair market value of the common stock distributed in the stock distribution exceeds Photonics 's basis in its REpipeline.com capital stock.

Covenants and Indemnities. REpipeline.com has agreed not to take, either directly or indirectly, and not to permit any of its subsidiaries to take, either directly or indirectly, any action, whether prior to, at the time of or after the stock distribution, which would cause the stock distribution not to be tax free to Photonics, its post-stock distribution subsidiaries and the stockholders of Photonics under the provisions of Section 355 of the Code and to indemnify Photonics for any adverse consequences suffered by it as a result of the breach of such obligation by REpipeline.com.

EFFECT ON THE TRADING PRICES OF PHOTONICS STOCK

After the stock distribution, Photonics Stock will continue to be listed for trading on a public market. Following the stock distribution, the trading prices of Photonics Stock are expected to be lower than the trading prices of Photonics Stock prior to the stock distribution. After the stock distribution, the aggregate trading prices of a share of Photonics Stock and a share of common stock may be less than, equal to or greater than the trading price of a share of Photonics Stock prior to the stock distribution.

OTHER RISK FACTORS

Development Stage Company. We are in the development stage, and our proposed operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new technology, and the competitive environment in which we will operate. In order to achieve profitability, we will need to successfully complete development of its products, hire and manage additional staff for administrative, manufacturing and sales related functions, establish internal accounting, inventory and cost controls, market and sell products and effectively service clientele. We have not yet faced the challenges of moving from a development stage company to an operating company and no assurances can be given as to when such transition will take place or the likelihood of success in the transition.

Limited Operating History; Recent Losses; No Assurances of Profitability. REpipeline.com was incorporated in 2000 and, to date has not generated revenues. Accordingly, we have a very limited operating history, which makes the prediction of future results difficult or impossible. We have incurred significant net losses since its inception. We generally are unable to significantly reduce expenses in the short-term to compensate for any unexpected revenue short fall. Accordingly, any significant short fall of revenues in relation to our expectation would have an immediate adverse effect on our business, financial conditions and results of operation. There can be no assurance that we will be profitable in any future period and recent operating results should not be considered indicative of future financial performance. We are subject to the risk inherent in the operation of a new business enterprise and there can be no assurance that we will be able to successfully address these risks. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Need for Additional Capital. We will need additional capital to expand our services into new geographic markets execute the roll up and consolidation strategy, continue the development of new products and for other working capital purposes. We will be required to raise additional capital in the future in order to have sufficient funds to implement its business and marketing plans and to meet anticipated growth. There can be no assurance that additional financing will be available on acceptable terms, or at all. See "DESCRIPTION OF SECURITIES"

"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

Projected Statements of Operations. The operating and financial information contained in our projected financial data has been prepared by management based upon current estimates of our future performance. In addition, the projected results are dependent on the successful implementation of management's growth strategies and are based on hypothetical assumptions and events over which we have only partial or no control.

The selection of assumptions underlying such projected information required the exercise of judgment, and the projections are subject to uncertainty due to the effects that economic, legislative, political or other changes may have on future events.

Changes in the facts or circumstances underlying such assumptions could materially affect the projections. Some assumptions inevitably will not materialize. Unanticipated events and circumstances occurring subsequent to the date of this Offering Circular may affect other assumptions. Therefore, the actual results achieved during the projected periods will vary from the forecasts and the variations may be material. To the extent that assumed events do not materialize, actual results may vary substantially from the projected results. As a result, no assurance can be made that we will achieve the operating or financial results set forth in our financial projections.

No assurance can be given that the projected results will be achieved. There can be no assurance that we will achieve profitable operations in the near future or ever. See "Selected Financial Data."

No Dividends. We do not anticipate the payment of cash dividends on its common stock in the foreseeable future. See Description of Securities - Dividends.

Control by Present Stockholders. The existing shareholders will remain in a position to elect virtually all the members of the Board of Directors and otherwise exert significant influence over us. See "Principal Shareholders".

Dependence on Key Personnel. We are greatly dependent on the services and efforts of its executive and operating officers, especially Mr. Bailey, Mr. Lindberg and Mr. Clements. The loss of one or more of its executive and operating officers could have a material adverse affect on our operations. See "Management".

Dependence on New Products and Rapidly Developing Technologies. Certain of our products are new to the marketplace, while others are still under development. Once the market for these products is more fully established, competitors may develop and introduce products similar to our products and may be able to implement or deploy competitive products which provide higher quality than our systems or which can be provided at lower cost.

In addition, our systems are subject to rapid technological change and product obsolescence. We have primarily focused on developing its technology and products and believe that its future success will depend in part upon its ability to develop and enhance its existing products and develop new products and to meet such anticipated technological changes. To the extent products developed by us are based upon anticipated changes, sales for such products may be adversely affected if other technology becomes accepted in the industry.

If we do not successfully introduce new products or enhanced versions of our current products in a timely manner, any competitive position we have or may develop could be lost and our sales would be reduced.

There can be no assurance that we will be able to develop and introduce enhanced or new products which satisfy a broad range of customer needs and achieve market acceptance or that such development and introduction will occur without adverse delays.

Risk of Product Defects. Products as complex as ours offers and intends to offer may contain undetected errors or "bugs" when introduced or when new products or versions are released.

Anticipated Continued Operating Losses. We incurred net losses since inception, on a combined basis. We believes that its future profitability and success will depend in large part on, among other things, its ability to generate sufficient revenues from monthly subscription fees, revenue and margin sharing for services purchased from strategic partners by its client base and subscription fees for hosted applications services.

Accordingly, we intend to expend significant financial and management resources on the rollout of its service in new markets, site and content development, strategic relationships, and technology and operating infrastructure. As a result, we expect to incur significant additional losses and continued negative cash flow from operations for the foreseeable future. There can be no assurance that our revenues will increase or even continue at their current levels or that we will achieve or maintain profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of our business and its limited operating history, we believe that period-to-period comparisons of its operating results are not meaningful and should not be relied upon as an indication of future performance.

Future Capital Needs; Uncertainty of Additional Financing. We will require substantial working capital to fund our business and we expect to use a significant portion of that working capital to fund operating losses. We believe extent such expenses precede or are not subsequently followed by increased revenues, our operating results will fluctuate and net anticipated losses in a given quarter might be greater than expected.

We expect to experience significant fluctuations in its future operating results due to a variety of factors, many of which are outside of our control. Factors that may adversely affect our operating results include, but are not limited to, our ability to retain existing business customers, attract new business customers at a steady rate and maintain customer satisfaction, our ability to maintain or increase current rates of sales productivity, the announcement or introduction of new services by us or our competitors, the amount of traffic on our online sites, the level of use of online services and client acceptance of the Internet for services such as those offered by us, our ability to upgrade and develop its systems and attract personnel in a timely and effective manner, the amount and timing of operating costs and capital expenditures relating to expansion of our business and infrastructure, technical difficulties, system downtime or Internet brownouts, political or economic events affecting the cities in which we operate and general economic conditions.

Unfavorable changes in any of the above factors could adversely affect our revenues, gross margins and results of operations in future periods. Accordingly, we believe that period-to-period comparisons of its results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year.

New and Uncertain Market; Unproven Market Acceptance. The markets for our service have only recently begun to develop, are rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce similar services. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty and risk. Because the markets for our services are new and evolving, it is difficult to predict the size and future growth rate, if any, of these markets. There can be no assurance that the markets for our services will develop or that demand for our services will emerge or become economically sustainable. If such businesses are unwilling to pay for our service or retain the service, if the markets for our service otherwise fail to develop or develop more slowly than anticipated, or if business customer turnover rates are higher than projected by us, our business, financial condition and results of operations will be materially and adversely affected.

Uncertain Acceptance and Maintenance of REpipeline.com Brand. We believe that establishing and maintaining the REpipeline.com brand is critical to its efforts to attract business customers to its site and build loyalty for its services. There are relatively low barriers to entry for single solution providers in the commercial real estate service market. If potential subscribers of our services do not perceive the value in the "One Stop Shopping " Internet site and using technology tools to improve their business then we will be unsuccessful in promoting and maintaining its brand.

Risks Associated with Roll Out of REpipeline.com Service. Our future success will depend to a significant extent on our ability, on our own and with partners, to rapidly roll out its local online service in additional cities in the United States and internationally. There can be no assurance that we will be able to launch its service in additional markets in a cost-effective or timely manner or in accordance with its planned schedule, or that any newly launched service will achieve market acceptance. Any new service that is not favorably received by local businesses or consumers could damage our reputation or the REpipeline.com brand. Launching the REpipeline.com service will also require significant additional expenses and will strain our Management, financial and operational resources.

Our failure to launch its service in new markets in a timely and cost effective manner in accordance with its planned schedule or the lack of market acceptance of new services will have a material adverse effect on our business, financial condition and results of operations.

Competition

The competitive landscape is highly fragmented, undercapitalized and competition has been in business for a limited amount of time. Due to the Internet's low barriers to entry, competition can enter the market with minimal capital and expertise. It is our belief that the ease of entry into the market with a single solution provides a competitive barrier in the long term if a portfolio of services is offered at one Internet site. The competition can duplicate some of our services but the scope of competition is considerably less for a commercial real estate service company that offers value propositions to all of the participants in the commercial real estate business community and a One Stop Shopping Internet site.

The principal competitive factors in its markets include breadth of service offering, offering services that have a high perceived value by the client, ease of use, integrated service offerings, search capability and brand recognition. There can be no assurance that we will be able to successfully compete against its current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Offering New Services. There can be no assurance that we will be able to offer any new services in a cost-effective or timely manner or that any such efforts would be successful. Furthermore, any new service launched by us that is not favorably received by consumers could damage our reputation or its brand name. Expansion of our services in this manner would also require significant additional expenses and development and may strain our management, financial and operational resources. Our inability to generate revenues from such expanded services sufficient to offset their cost could have a material adverse effect on our business, financial condition and results of operations.

Management Growth; Risks Associated with Expansion. Our success depends to a significant extent on the ability of its executive officers and other members of senior management. The senior management team has extensive background in technology, mergers and acquisitions, rapid growth companies and public companies. To manage its growth, we must continue to implement and improve operational, financial and management systems and hire and train additional qualified personnel, including sales and marketing staff. There can be no assurance that we will be able to manage its recent or any future expansions successfully, and any failure by us to do so could have a material adverse effect on our business, financial condition and results of operations. There also can be no assurance that we will be able to sustain the rate of expansion that it has experienced in the past.

Dependence on Increased Usage and Stability of the Internet and the Web. The usage of the Web for services such as those offered by us will depend in significant part on continued rapid growth in the number of companies and individuals that adapt the Internet into their business activities. Because usage of the Web as a source for information, products and services is a relatively recent phenomenon, it is difficult to predict whether the number of users drawn to the Web will continue to increase and whether any significant market for usage of the Web for such purposes will continue to develop and expand. There can be no assurance that Internet usage patterns will not decline as the novelty of the medium recedes or that the quality of products and services offered online will improve sufficiently to continue to support user interest. Failure of the Web to stimulate user interest and be accessible to a broad audience at moderate costs would jeopardize the markets for our local online service.

Moreover, issues regarding the stability of the Internet's infrastructure remain unresolved. The rapid rise in the number of Internet users and increased transmission of audio, video, graphical and other multimedia content over the Web has placed increasing strains on the Internet's communications and transmission infrastructures. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability of the Web and could reduce the usage of the Web by businesses and individuals. In addition, to the extent that the Web continues to experience significant growth in the number of users and level of use without corresponding increases and improvements in the Internet infrastructure, there can be no assurance that the Internet will be able to support the demands placed upon it by such continued growth.

Any failure of the Internet to support such increasing number of users due to inadequate infrastructure or otherwise would seriously limit the development of the Web as a viable source of local interactive content and services, which could materially and adversely affect the acceptance of our services, which would, in turn, materially and adversely affect our business, financial condition and results of operations.

Susceptibility to General Economic Conditions. Our revenues and results of operations will be subject to fluctuations based upon the general economic conditions of the United States and other countries in which its integrated services are offered. If there were to be a general economic downturn or a recession in the United States or any other country in which our service is provided, we expect the participants in the commercial real estate business community will reduce their investment in technology and Internet based commercial real estate services. In the event of such an economic downturn, our business, financial condition and results of operations could be materially and adversely affected.

Risks Associated with International Expansion. A key component of our strategy is to expand our services into international markets. We anticipate that we will establish partners in each country that will provide the local market expertise, operating capital and knowledge of the financial markets. If the revenues generated by these international operations are insufficient to offset the expense of establishing and maintaining such operations, our business, financial condition and results of operations will be materially and adversely affected. It is our plans to assume an equity position in the international companies and minimize our financial obligations and risk. There can be no assurance that our partners or we will be able to successfully market or sell its services in these international markets.

Capacity Constraints and System Disruptions. The satisfactory performance, reliability and availability of our system are critical to attracting subscribers and maintaining relationships with strategic partners. System interruptions that result in the unavailability of our services or slower response times for clients would reduce the number of subscribers and damage our brand equity. Any increase in system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

Liability for Online Content. We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on our partners' or our online sites. Such claims have been brought, and sometimes successfully pressed, against online services. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and its business, financial condition and results of operations.

Uncertain Protection of Intellectual Property; Risks of Third Party Licenses. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. We expect that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties.

In addition, we expect that REpipeline will license in the future, certain content, including trademarks and copyrighted material, from third parties.

While we attempt to ensure that such licensees maintain the quality of its brand, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the steps taken by us to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights.

In addition, there can be no assurance that other parties will not assert infringement claims against us. We may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by its licensees and us.

Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources, which could result in a material adverse effect on our business, financial condition, and results of operations.

Risks Associated with Regulatory Matters. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or commercial online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services.

The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, financial condition and results of operations.

Moreover, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Potential Acquisitions. As part of its business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies.

Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the diversion of resources from our existing businesses, sites and technologies, the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on its business, financial condition and results of operations.

Security Risks. Although we have not in the past experienced attempts by programmers or "hackers" to penetrate our network security, there can be no assurance that such actions will not occur in the future. If successful, such actions could have a material adverse effect on our business, financial condition and results of operations. A party who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our Web site.

We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability.

There can be no assurance that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of our agreements, any of which could have a material adverse effect on our business, results of operations and financial condition.

Risks Associated with Domain Names. We currently hold various Web domain names relating to the commercial real estate service business, including "REpipeline.com". The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the exclusive registrar for the ".com," ".net" and ".org" generic top-level domains.

The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which it conducts business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.

We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of its trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus are forward-looking statements. Forward-looking statements are typically identified by the words "believe,"

"expect," "anticipate," "intend," "estimate" and similar expressions. Although such forward-looking statements, and the assumptions upon which they are based, reflect REpipeline.com's current reasonable judgment regarding the direction of its business, actual results will almost always vary, sometimes materially. REpipeline.com undertakes no obligation to release publicly any revisions to any such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated results. The information contained in this Prospectus, including without limitation the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could affect actual results, and REpipeline.com's forward-looking statements are expressly qualified in their entirety by such factors.

REASONS FOR THE STOCK DISTRIBUTION

PHOX acquired REPL in November 2000. During the period between the time of the acquisition and the filing of this SB2, there was confusion with potential investors about the previous operations of PHOX and the REPL business plan and also the connection with REPL and PHOX's operations and subsidiaries. The purpose of the spin distribution is to unbundle the two companies so that shareholder value can be maximized in PHOX as well as REPL.

In addition, as a public company, REpipeline.com will be able to offer its employees incentives that are more directly linked to the results of the business in which they work.

The stock distribution makes possible future corporate financing for REpipeline.com which otherwise would not be possible unless REpipeline.com were separated from Photonics 's prior businesses and treated as a separate public company.

MANNER OF THE STOCK DISTRIBUTION

See Item 8., Plan of Distribution.

RELATIONSHIP BETWEEN REPIPELINE.COM AND PHOTONICS AFTER THE STOCK DISTRIBUTION

Subsequent to the stock distribution, REpipeline.com will operate as a separate public company. Initially the PHOX shareholders will receive 20% of the outstanding shares of REpipeline and provide assistance in connection with REpipeline.com's preparation of its tax returns for periods ending on or prior to December 31, 2001, and in connection with REpipeline.com's other tax matters for such periods, if so requested by REpipeline.com.

It is the intent of the Company to utilize the remaining 80% for future acquisitions or distribute the remaining 80% of the REpipeline shares to the PHOX shareholders within the next 12-18 months. The REpipeline board of directors will manage all activities of REpipeline.

Initially, Photonics will have no other continuing business relationship with REpipeline.com. See "Management -- Board of Directors."

CERTAIN TAX MATTERS

REpipeline has not requested nor will it seek a private letter ruling from the Internal Revenue Service ("IRS") stating that the distribution of common stock to the shareholders in connection with the spin-off will be tax-free for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

U.S. Treasury regulations require each shareholder to attach a detailed statement setting forth certain information regarding the distribution with a U.S. federal income tax return for the year in which the spin-off occurs. Within a reasonable time after completion of the spin-off, we will provide the information necessary to comply with that requirement. A shareholder should retain this statement so it can be completed and attached to a U.S. federal tax return.

The summary of U.S. federal income tax consequences set forth above is for general information purposes only and may not be applicable to shareholders who are not citizens or residents of the United States or who are otherwise subject to special treatment under the Internal Revenue Code.

The federal income tax consequences described above could be affected by events subsequent to the stock distribution. See "Risk Factors - Factors Relating to Taxation -- Tax Aspects of the Stock Distribution."

INDEMNIFICATION AGREEMENTS

REpipeline.com Indemnification Provisions for Benefit of Photonics. REpipeline.com has agreed to indemnify, defend and hold harmless Photonics, its post-stock distribution subsidiaries, its and their directors, officers, employees and agents, and any person who or which because of a relationship to Photonics or one of its subsidiaries at the time of or prior to the stock distribution would be liable, jointly and severally or otherwise, with respect to liabilities of Photonics or of any subsidiary of Photonics, from and against any adverse consequences asserted against or imposed upon or incurred by any of them resulting from, relating to, or by reason of:

     (i) any liability arising out of the operations, acts, omissions or status of REpipeline.com or any of its subsidiaries;

     (ii) any breach by REpipeline.com of any covenant of REpipeline.com

     (iii) any untrue or allegedly untrue statement of material fact contained in any of the foregoing or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission relates to REpipeline.com or any of its subsidiaries or their respective affiliates, other than Photonics or any post-stock distribution Photonics subsidiary.

Notwithstanding the foregoing, in no event is REpipeline.com obligated to indemnify, defend or hold harmless with respect to any adverse consequences from and against which Photonics has agreed to indemnify, defend and hold harmless REpipeline.com and its subsidiaries and its and their directors, officers, employees and agents.

EXPENSES

Photonics will bear its costs and expenses, including legal fees and expenses, incurred in connection with this transaction contemplated thereby and REpipeline.com will bear its costs and expenses, including legal fees and expenses, incurred in connection with this transaction contemplated thereby.

Item 4: Use of Proceeds

     NONE

Item 5: Determination of Offering Price; Number of Shares

The shareholders of PHOX will receive 20% of the shares outstanding of REPL. It is expected for the Company to utilize the remaining 80% to effect future acquisitions or, within 12-18 months, the shareholders will receive a distribution of 80% of the remaining shares. It was management's opinion that REPL needed to establish its business model in the public market before they distributed the remaining shares in REPL to the PHOX shareholders. The total share amounts were developed based on the total PHOX shares outstanding and issued. The same shareholders of PHOX will be shareholders of REpipeline. The one to fifty stock ratio was developed to provide a value to the shareholders of PHOX and an acceptable price to earnings ratio based on market norms.

Item 6: Dilution

The initial shareholders in REPL Texas purchased shares via a 504 private placement document for $1.00 per share. Upon the completion of the acquisition of REPL Texas by PHOX the shareholders of REPL Texas received approximately ten shares of PHOX for one share of REPL Texas. The adjusted price the REPL Texas shareholder paid was $.10 per share. The business operations and assets were then assigned to REpipeline.com, Inc., Delaware, a newly formed Delaware corporation to conduct continuing operations of REpipeline.com and the basis for this registration statement.

Item 7: Selling Shareholders

Photonics Corporation shareholders of record on NASD approved ex-dividend date.

Item 8: Plan of Distribution

We are registering the shares of common stock on behalf of the current shareholders of Photonics Corporation. Photonics will pay all costs, expenses and fees in connection with this registration. Photonics will not receive any of the proceeds from the distribution of these shares.

On the stock distribution date, as hereinafter defined, Photonics will distribute 20% of the outstanding common stock, par value $.00001 per share, of REpipeline.com, on the basis of one share of common stock for fifty shares of Photonics common stock. As of the close of business on the record date, as hereinafter defined, there are approximately 6,550,120 common shares issued, 1,546,455 common shares reserved for the issuance of options granted, and no preferred shares outstanding. Photonics Corporation will retain the balance of the issued shares, equal to 80% of such issued shares, and may sell them in the normal course of business or in the future may distribute them to their shareholders as another stock dividend or utilize them to effect an acquisition. Photonics' stockholders will pay no consideration for the common stock received in the stock distribution.

Commencing with the stock distribution date, REpipeline.com will operate as a separate public company. REpipeline.com's principal mailing offices are located at 420 E FM 3040, Suite 118 PMB 216, Lewisville, Texas 75067. Holders of record of Photonics common stock at the close of business on the record date will be entitled to receive shares of common stock without paying any consideration for them. HOLDERS OF PHOTONICS COMMON STOCK AND PHOTONICS CLASS A STOCK WILL CONTINUE TO OWN THEIR SHARES OF PHOTONICS STOCK FOLLOWING THE STOCK DISTRIBUTION AND ARE NOT REQUIRED TO, AND SHOULD NOT, SURRENDER THE CERTIFICATES REPRESENTING THEIR PHOTONICS STOCK.

No rights of dissent or appraisal exist with regard to the stock distribution under Delaware law.

The stock distribution agent will mail certificates representing shares of common stock to record holders of Photonics Stock. It is anticipated that such mailing will commence on or about _________, 2002. Holders of options to purchase Photonics Stock, but that are not exercised prior to the record date, whether because then not yet exercisable or because the holder chooses not to exercise them, will not receive upon any exercise subsequent to the record date any shares of common stock. Instead, the numbers of shares of Photonics Stock subject to, and the exercise prices of, such options will be adjusted to proportionate to that of REpipeline.com, Inc.

Item 9: Litigation Proceedings

There were several lawsuits and judgments against Photonics Corporation at the time of the merger. There may be several more in regard to certain disputed payables. Prior to closing of the acquisition of REPL Texas by PHOX, letters were sent to companies and individuals that were recorded as payables of PHOX. Best efforts were made to track down these parties to convert outstanding accounts payable debt to PHOX stock. Management believes this is an adequate accrual, and that these existing and future claims will have no adverse effect on our operations. PHOX has the following liens filed against its assets:
Personal property tax, State of California / Santa Clara County $5,444.87 related to 1998 and $6,119.54 related to 1999.

A former shareholder of RealEstate4Sale, who is currently incarcerated, has filed a lawsuit against PHOX, REpipeline.com and a few members of the former Board of Directors of PHOX and a current member of the Board of REpipeline.com. Management believes this lawsuit will be dismissed and considered "frivolous" by the court system.

Over the course of the previous months, there may have arisen additional lawsuits in reference to the business of REpipeline.com, but management is not currently aware of any items. Proper disclosure will be made if items come to the attention of management.

Item 10: Director, Executive Officers, Promoters and Control Persons

NAME                  TERM      AGE    AS OF    POSITION WITH THE COMPANY
-----------------    ------    -----   -----    --------------------------------

G. Thomas Bailey     3 Yrs.      52             President, CEO, Director

Mark Lindberg        3 Yrs.      34             Vice President, Chief Financial
                                                Office, Secretary, and Director

Les Clements         3 Yrs.      51             Director

George Thomas Bailey, 52, is President, CEO and Director of REpipeline.com. Mr. Bailey has 30 years of experience in the consumer products, technology, software development, distribution and healthcare Industries. His started his career in consumer products with Oscar Mayer in 1975, and also worked for General Foods, Sara Lee and PepsiCo through 1990 in various senior management, general management and marketing positions. He held the position of Vice President of Strategic Planning for FoxMeyer Health Corp., a $6 Billion Health Care Distribution and Technology Company, from 1991 to 1994, and was the President and Chief Operating Officer of Health Streams Technology, a publicly traded Canadian company, from 1994 to 1997. He held the position of President and CEO for NECCO, a rollup and consolidation of environmental companies from 1997 to 1999. Prior to his consumer products career, Mr. Bailey was a commercial real estate broker and held a contractor license in the State of Florida. Mr. Bailey has a BS in business from Florida State University and a MBA from the University of S. Florida. Upon graduation from Florida State University Mr. Bailey was a professional athlete with the Philadelphia Eagles in the National Football league for five years.

Mark Lindberg, 34, is Chief Financial Officer and Director of REpipeline.com. Mr. Lindberg has more than 12 years of experience in public accounting, domestic and international financing and management of public and private companies. Mr. Lindberg currently serves as President of the Registrant's parent company, Photonics Corporation, a fully reporting company traded on the OTC Bulletin Board. In addition to that, Mr. Lindberg serves as a Director and consultant to two other publicly traded companies and various privately held companies. Prior to that, he served as Chairman and CEO of NetCommerce, Inc., an OTC Bulletin Board Internet holding company. From 1991 to 1996, Mr. Lindberg directed the operations of National Health Care Discount, Inc. in Dallas, Texas, a private direct marketer of health and wellness services. Mr. Lindberg started his career at Deloitte & Touche in Kansas City, Missouri. He has a BS in Accounting from Baker University where he attended on a golf scholarship.

Les Clements, 51, Director. Mr. Clements has over 20 years experience in the capital formation, investment banking and business development. Since 1994 Mr. Clements has worked as a consultant advising companies on investment banking functions and building shareholder value. From 1992 to 1994 Mr. Clements worked for Walter Johnson and Company advising clients on corporate and public finance and fixed income sales. From 1980 to 1987 Mr. Clements was a Vice President of institutional sales for Lehman Brothers.

Each director is elected for a period of one year at the annual meeting of stockholders and serves until his successor is duly elected by a majority of stockholders. Officers are elected by and serve at the discretion of the Board of Directors. Each Director currently receives no cash compensation in connection with attending meetings of the Board of Directors.

Board Committees and Meetings

The Board has an Audit Committee and a Compensation Committee. The Audit Committee meets with Repipeline's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Repipeline's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate.

The Board of Directors will receive reimbursement of expenses for their direct out of pocket expenses incurred in fulfilling their duties and responsibilities, as well as stock opinions.

Item 11: Security Ownership of Certain Beneficial Owners

Securities Ownership of Principal Stockholders

The following table sets forth the common stock of REpipeline beneficially owned by each person who is known by REpipeline to be the beneficial owner of more than five percent of the common stock as of December 31, 2000.

Outstanding
----------------

Beneficial Owner                 Beneficially     Percent
                                 Owned            Owned (1)
----------------------           ------------    ----------

Thomas Bailey                      77,647(2)        5.93%
President/Director

Mark Lindberg                       4,331(3)        0.33%
C.F.O./Director

Les Clements                         --  (3)        0.00%
Director

Photonics Corporation              5,240,096       80.00%

Other Shareholders                 1,228,046       18.74%

                                 ------------    ----------

Total                            6,550,120           100%

     (1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all Common and Preferred Stock and options or warrants to purchase stock.
     (2) Does not include 1,225,673 options exercisable at $0.01 per employment agreement.
     (3) Does not represent 50,000 options exercisable at $0.01 per directors agreement.

The following table sets forth certain information regarding non-statutory stock options for REPL stock granted during 2000 as part of the employment agreements for the employees listed below.

Qualified Stock Option Plan

                         Number of Securities    Exercise
Name                     Underlying Options      Price          Grant Date
---------------          --------------------    ---------      ------------
Thomas Bailey            1,225,673               $0.01          June 1, 2000
Chip Langston              116,666               $0.01          June 1, 2000
Michael Craven             104,116               $0.01          June 1, 2000

All option agreements for the Qualified Stock Option Plan above have been earned and common shares are reserved for issuance.

Item 12: Description of Securities

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.00001 par value and 50,0000,000 shares of preferred stock, $0.00001 par value.

COMMON STOCK: On the stock distribution date, as hereinafter defined, there will be 6,550,120 shares outstanding. As of December 31, 2001, there is 1,446,455 shares of common stock subject to the exercise of outstanding options. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued on completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK: There are 50,000,000 shares of preferred stock authorized and no shares are outstanding. At present, we have no plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certificate of Incorporation and Bylaws. Our Bylaws provide that all stockholder actions must be effected either at a duly called meeting or by consent in writing. Further, provisions of the Bylaws provide that the stockholders may amend the Bylaws or certain provisions of the Certificate of Incorporation with the affirmative vote of 50% of the capital stock.

Delaware Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, Section 203 which regulates corporate acquisitions, prevents certain Delaware corporations from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder becomes an interested stockholder. Section 203 defines an "interested stockholder" as any entity or person beneficially owning fifteen percent or more of the outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL. Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL
Section 203.

TRANSFER AGENT AND REGISTRAR for the common stock is Securities Transfer Corporation, Frisco, Texas 469-633-0101.

Item 13: Interest and Named Experts and Counsel

The financial statements of REpipeline.com Inc as of December 31, 2001 included in the Phonics' Annual Report on Form 10-K/A for the year ended December 31, 2001 are attached hereto as Appendix C and have been incorporated by reference herein in reliance upon the report of Turner Stone & Company, Dallas, Texas, independent certified public accountants. The report of Turner Stone & Company covering the December 31, 2000 financial statements contains an explanatory paragraph that states that Repipeline's recurring losses from operations and accumulated deficit raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Corey Rinker, PLLC, passes upon legal matters for Repipeline.com Inc..

Item 14: Disclosure of Commission Position on Indemnification

Our corporation is organized under the laws of the State of Delaware. Section 145 of the DGCL, in general, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding, other than an action by or in the right of that corporation, due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity.

A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses, including attorneys' fees, incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Delaware law allows a corporation to indemnify these persons against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and
(b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation also can indemnify its officers and Directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses, including attorneys' fees, which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Delaware law is an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

As permitted by Section 145 of the DGCL, Article VI of our restated certificate of incorporation provides that we will indemnify each person who is or was our director, officer, employee or agent, including the heirs, executors, administrators or estate of these individuals, or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of REpipeline and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses, including attorneys' fees, incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us.
Article VI further provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which deals with unlawful dividends or stock purchases or redemptions, or (iv) for any transaction from which he or she derived an improper personal benefit. Our By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of REpipeline or was serving at our request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to any of these foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15: Organization Within the Last Five Years:

REpipeline.com, Inc. was formed on June 8, 2000 as a wholly owned subsidiary of Photonics Corporation. The Company was formed to assign and transfer the assets of REpipeline.com, Inc., a Texas corporation. REpipeline.com, Inc. (Texas) acquired certain assets of RealEstate4Sales.com, a Colorado corporation.

Real Estate4sale's ("RE4S") business model was an Internet listing site for commercial real estate property. RE4S launched a beta site with their Internet site in October 1999. In April 2000 it was determined that the RE4S business model would not produce the revenue and earnings levels to sustain the company. In June 2000 Repipleine.com Texas purchased the limited assets and liabilities of RE4S.

Item 16: Description of Business: REPipeline.com

REpipeline.com, Inc. was founded in June 2000 to be an online line service provider to the commercial real estate business community. We will aggregate a portfolio of services that are currently offered on multiple Internet sites and introduce new services that are not currently offered on the Internet. Our business model is unique in that commercial real estate brokers will be provided a platform to access a portfolio of bundle services at REpipeline's "One Stop Shopping" site. Where other Internet and off line solution providers provide "one solution" REpipeline's added value is in providing a suite of solutions for the exchange of information, documents and ordering of services with other participants in the commercial real estate business community. REpipeline's primary client will be the commercial real estate broker with the secondary clients among the other 29 company categories that participate in the commercial real estate business.

REpipeline has developed proprietary technology on its Internet site and its management team has extensive experience in technology, connecting a business community with a network strategy, and expanding a technology platform and customer base through acquisitions. We believe that there is an excellent business opportunity to consolidate private Internet companies and build a world-class company in a short period of time. REpipeline is rolling out its services in Dallas, Texas and is preparing to build the company through an aggressive acquisition plan that leverages their publicly traded stock.

Photonics a California corporation entered into an agreement, subject to shareholders approval, to acquire all of the shares of REpipeline.com Inc., headquartered in Dallas Texas, into a newly created wholly owned subsidiary of the company, REpipeline.com, Inc., a Delaware corporation. The acquisition was accomplished through the exchange of stock, with no cash paid as part of the acquisition. The rate of exchange of the stock was one share of REP-T, Inc for
9.11 shares of Photonics. The company required and received the agreement of a minimum of 95% of all shareholders of REP-T to accept the terms of the acquisition prior to signing a definite agreement to acquire the REP-T shares. On November 27, 2000 the shareholders of Photonics voted to ratify the acquisition of REP-T by Photonics.

On July 10, 2000, the shareholders of REpipeline Texas approved the purchase of limited assets and liabilities of Realesate4sale to REpipeline-Texas for an exchange of stock on a 1 for 1 basis. This acquisition was effective as of June 30, 2000.

It is anticipated that REpipeline will increase shareholder value by consolidating commercial real estate Internet sites into the company business model. Competitors who have commercial Internet sites have seen the opportunities for initial public offerings and other exit strategies reduced. This offers an opportunity for REpipeline to consolidate the fragmented commercial real estate Internet service industry and build revenue and profits.

Sources of revenue will be from a monthly subscription fee of $22.95 paid by the commercial real estate broker and users of a bid site for tenant services such as commercial furniture vendors. Revenue will also be derived from the online contract signing services, bound and printed brochures and property signage. The operating cost structure for the company has a low cost of goods at approximately 6% and the major cost is in SGA which consist of sales personnel, a customer support group, information technology development personnel and senior management.

REpipeline will be an independent company from Photonics. Photonics will not be a major shareholder of REpipeline common stock. The CFO of REpipeline Mark Lindberg is the President of and a Board member of Photonics. The operations of REpipeline will not be dependent on the Photonics operations for the day-to-day operations of REPL. REpipeline focus is on the technology industry while Photonics is focusing on a variety of businesses.

The Board of Directors will be an independent board from Photonics with the exception of Mark Lindberg, the CFO and a board member of REpipeline, who is also the President and a board member of Photonics.

Material Agreements:

Effective as of June 10, 2000, REpipeline entered into an employment agreement with Mr. Thomas Bailey, the President and Chief Executive Officer of REpipeline. The agreement provides for the Company to employ Mr. Bailey for a base salary of $225,000. The agreement provides for annual bonus payment as determined by the board of directors and severance payment for termination without cause in the amount equal to twelve months of salary and any bonus paid during the previous twelve months. In the event of a change of ownership by virtue of a merger or acquisition, where the net effect is a change in Bailey's title, responsibility or pay structure, Bailey would have the option to accept such change or elect to exercise the severance option for termination without cause. The employment agreement provides for a 20% equity position in the company that will reward based on certain performance targets.

The following are excerpts from Mr. Bailey's employment contract and contain the salient points relating to his duties and compensation.

a. Bailey assumed the position as President and Chief Executive of REpipeline on June 20, 2000, reporting to the Board of Directors. Bailey also agreed to remain a member of the Board of Directors until such time as his employment is terminated or he is removed as Director by a majority vote of the shareholders.

     Bailey's duties include, but not limited to: Oversight and direction of the Company development, growth, investment, mergers and acquisitions, capital raising functions, investor contact and other duties normally associated with the office.

b. Bailey's duties also include, but are not limited to: Responsibility for oversight of all financial reports required, public securities issues, implementation and maintenance of a financial plan, oversight of the preparation of any security offering or compliance report, and protective measures to provide security to the Company's assets and shareholder value.

c.   Bailey's Compensation includes:

o $10,000 monthly pays for a period of 3 months, of which 100% was paid in common shares of the Company's stock.
o $150,000 annual salary base after the initial 3-month period and continuing until the Company has completed a minimum of $2 million in equity funding after the date of the contract.
o $225,000 annual base salary after the Company ahs achieved $2 Million in equity funding after the date of the contract. Such increases from previous pay shall be on a non-accrued basis, in as such, the previous pay shall stand and increase will only be applicable to pay period there after.

o Severance package shall be equivalent to 12 months of salary and any bonuses paid during the previous 6 months, non inclusive of the signing bonus stated above and initial Equity bonus as stated below. Such severance package shall be become immediately effective after the first round of financing of which a minimum of $2million has been raised. Such severance package shall be based on termination without cause. Should termination be for cause, such severance package shall be reduced by 50%.
o    Equity bonus package consisting of:
          a. An option to purchase for $.01 per share, 1,225,673 shares of REpipeline, subject to Mr. Bailey's completing one year of service under this contract.
          b. Options to purchase for $.01 per shares 612,836 shares of REpipeline for raising $2 million in capital to support the growth of the company and 612,836 shares for building the company infrastructure.

There are no other employment agreements with other directors or officers.

REpipeline.com will provide Internet based services to the commercial real estate industry, including: 1) providing online contract signing that is legally binding, 2) posting of commercial real estate brokers' property listings on the internet, 3) providing administrative support tools such as the preparation and distribution for property brochures to potential clients, preparing and distributing property signs that will be placed on the property for sale and 4) providing a bid site that companies such as commercial real estate furniture companies, space planners and painting contractors can respond to RFP's posted by commercial brokers and property managers for their clients. The competition currently offers these services but none of the competition is offering a "one stop shopping " Internet site for all of these services.

REpipeline's targeted customer is the commercial real estate broker that has eleven or less brokers per office. This segment of the commercial real estate broker industry makes up 80% of the market, which does not put REpipeline in the position of being dependent on any one customer. The risk of government intervention into the operations of REpipeline is low. The Internet regulations are established and the passing of the Electronic Signature Bill by Congress in 1999 set the rules and guidelines for conducting electronic signatures using the Internet.

REpipeline has spent approximately $750,000 developing the technology for its Internet site and R&D expenditures should be minimal in the next 18 months other than for the integration of targeted acquisitions' technology into the REpipeline Internet site and operating platform. REpipeline proprietary technology is the Internet operating systems that integrate the individual services technology and the proprietary interfaces with technology partners.

The scope of products and services the Company proposes to offer include:

One Stop Shopping - With over 900 web-based services which cater to some aspect of the commercial real estate industry, there is a perceived dilution of any one service being embraced by the industry which has created additional processes for the industry by requiring users to utilize or search multiple sites. REpipeline consolidates the relevant tools and resources into one site thus improving convenience and speed.

Digital Marketing Pieces - The traditional approach to marketing remains sending out property flyers and brochures to potential clients, which takes time to assemble, produce and distribute and at great expense. The Company's approach allows the broker to post their property listing, including property information and a photo of the building on the website, while informing a potential client to go to REpipeline's Internet site to view the property listing, saving time and expense of advertising and dissemination of vital property information.

E-mail Broadcast - Via E-mail, the broker can mass e-mail the property listing digital marketing piece they have created at REpipeline's site to 1,000 of clients and other brokers, offering users the ability to create and save address groups especially for the receipt of your company's online property listing package. This eliminates mailing costs and increases the speed with which users can distribute information on available properties.

Digital Print Shop - Allows users to upload, print, bind and deliver documents, presentations and proposals in seven easy steps without leaving the office. This replaces the process of manually compiling information and going to a Kinko's or similar for production. Users can also deliver printed and bound documents within two hours in many major cities. This offers convenience and speed of execution.

Property Signage - Users can order and have property signs installed quickly and accurately through our easy to use interface with FASTSIGNS(R). This industry innovation offers speed of execution and access to localized resources through 440 locations throughout the U.S.

My Pipeline(TM) - This unique resource allows brokers to sign up to receive weekly E-Mail alerts from their local Business Journal on articles which feature stories on companies that are likely client prospects, companies that are moving, expanding, etc. My Pipeline also includes 140 links to relevant research sites on everything from demographics to tax appraisal information from every available county in every state.

Market Reports can be viewed on 82 metro markets by sub-market or detailed reports can be purchased and downloaded on an as needed basis, eliminating the need for contracts or expensive subscription services as users pay only for what they need as needed. This allows for the consolidation of multiple market information into one site rather than the need for multiple single market subscriptions.

RFP Exchange - Offers users the ability to post and search RFP's for everything from space needs to space planning. Users can also request transaction specific quotes for Due Diligence services from pre-qualified service providers in any major market, allowing users to expose their client's needs to a broader audience thus providing more competitive pricing while accessing resources in those markets where users may lack established relationships with service providers. This service is a key value driver to the non-broker monthly subscribers, i.e., space planners, commercial furniture companies and landscape companies.

Meetings Online - This feature allows users to host computer/voice/video conference meetings online to review documents, presentations and files live with any number of participants anywhere in the world, accelerating required collaboration at a dramatically reduced cost. This is a key feature for a broker to discuss and review property listings with potential clients and negotiate contracts with other brokers, the leasing agents and tenant's attorneys.

Document Management - This feature allows users to post contract documents online in a secure environment where they can be viewed, modified and digitally signed in a legally binding process by the parties to the transaction. This will replace the conventional process of sending contracts around the country for "wet" signatures that can dramatically delay the contract execution. The contract signing process of a commercial real estate office lease transaction can take as long as three weeks; REpipeline's technology can reduce this time down to 48 hours. This also eliminates the storage, courier and shipping costs.

REpipeline is a service company that utilizes the Internet to provide tools to the commercial real estate broker that are used in processing a real estate sale or lease transaction. The tools the company will offer on its Internet site will increase the speed and efficiency a commercial real estate transaction. A commercial real estate broker can use REpipeline's Internet site to process the signing of commercial lease contract for office space. The lease contract is posted on REpipeline's site by one of the parties and the other party to the lease transaction can review the contract and legally sign at REpipeline site.


Item 17: Management's Discussion and Analysis of Plan of Operation

Industry Overview

The commercial real estate industry, although a large and growing market, is fragmented in terms of companies and business processes and dominated by small and mid size companies. In processing a commercial real estate business deal


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

there are multiple steps in the process for one single transaction. For example the contract execution for leasing office space has thirteen process steps that involves five different companies and thirteen different individuals.

In addition to a huge volume of direct activity related to the buying, selling and leasing of property, indirect services provided to the industry by vendors of all types add countless incremental transactions. In spending on building out new commercial space was over $46 billion, spending on new office furniture was over $12 billion and an additional $10 billion is spent annually on tenant services. REpipeline provides online services for posting RFP's and the ordering of services and products for the commercial real estate transaction.

Plan of Operation

In order to capitalize on this fragmented market and the associated inefficiencies, REpipeline has launched it services in the Dallas /Fort Worth market. Currently there are users of the Internet services, and the company plans to expand its customer base and enter six large metro markets in the next twelve months. The sales strategy will focus on securing agreements with large trade associations whose members are potential users of REpipeline's services in each metro market. Independent contractors will be used to enter these new markets in order to tap into existing relationships and establishing variable expenses for sales cost. The breakeven for positive cash flow at REpipeline is estimated to be 5,000 subscribers paying a monthly subscription fee of $22.95 per month. The Company feels this is obtainable by entering six new metropolitan markets.

Cash requirements for the next twelve months will require REpipeline to raise an additional $500,000 to meet its operational objectives. The company's financial projections forecast a breakeven by the end of the first year of the geographic roll out. The company would increase customer service personnel by eight full time personnel and the technology operating staff would increase by four. In the event an acquisition occurs in the next twelve months the company will be required to raise additional capital for the purchase of the acquisition and the integration of this company into the REpipeline business model.

The majority of research and development has been completed and the company is not anticipating conducting any major R&D in the next twelve months other than the potential integration of targeted acquisition technologies. REpipeline outsources its web site hosting and has leased the hardware, operating systems and database to run the Internet site. REPL has not forecasted any major equipment purchase with the exception of personnel computer to hire the additional personnel.

REpipeline's monthly subscription based service has excellent revenue opportunity, with its subscription client universe in excess of 6 million subscribers with an annual dollar volume of $1.5 billion. The online electronic signature contract signing services offered by REpipeline has a potential annual market size of $200 million for leasing transactions and $20 million for sales transactions. The Internet hosted applications market for commercial real estate brokers is $720 million and is expected to grow very rapidly.

The Company has identified, and is attempting to fill, a void in the Internet space for an aggregation of single solutions and an integrator of off line Services. The Internet market for commercial real estate as outlined by a Bank of America Securities Chris Hartung research report has such services built around three key vertical hubs: the broker, property financing and property management. In addition, the Company has identified two additional vertical emerging hubs: transaction and document management and tenant support services. Except for the financial hub, REpipeline's business model will integrate all of the rest into one operating platform. There are currently off line services used by the commercial real estate broker that are not available by commercial real estate Internet services companies. Services such as ordering of property sign age, preparation of bound and printed brochures and contract signing and execution will be part of REpipeline portfolio of services offered on the Internet operating system.

REpipeline's proprietary market research has identified a unique gap in the services market and has designed its services to fill the void currently in the market. The industry suffers from poor information and document flows. We engaged Crescent Research, an independent market research firm to identify the needs and desires of the commercial real estate broker. REpipeline has designed its products and services to fill the gap in the market for what is needed and what is currently being delivered. The market research outlined that personal communications is a critical element to the business process. The commercial real estate industry involves a multitude of participants who continuously engage in a broad range of activities relating to managing property, operations, conducting transactions, collaborating on projects and exchanging information. The market research confirmed that connecting the commercial real estate business community to exchange information, documents and the ordering of services presents a solid value proposition.


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

The most important marketing tools employed by the commercial broker are word of mouth advertising, property sign age and direct mail and e-mail. The most important steps in the total business process are discussing listing on the phone, preparation of marking brochures and contract preparation.

The market research was very definitive on the optimal business solutions that would set the base for a successful commercial real estate services company; a one stop shopping Internet site that aggregates the multiple services on the Internet and integrating services currently not offered on the Internet into one operating system. The ideal commercial real estate Internet service company needs to improve on the exchange of information, contracts and the ordering of services with the commercial real estate business community. The competition in the market today is not offering a `One stop shopping" Internet site that provides solutions for improving the exchange of information, documents and the ordering of services

The commercial real estate business community is a personalized one on one business relationship. The solutions the commercial real estate brokers are seeking are not primarily centered on improving a transaction cost but rather improving their relationship with the customer and speed in the transaction process.

The Business Opportunity:

The Company will attempt to connect the commercial real estate business community; market a suite of services and offer a consolidation strategy for Internet service companies. The technology of the Internet provides a platform that could significantly enhance the transaction process and the flow of information between companies in the transaction. The Internet until recently has focused on the sale of products and is now moving towards the supply side ordering of services. The opportunity that is emerging on the Internet is to connect white-collar workers through a single platform to perform tasks within transactions that cross company lines. The Internet offers a single technology platform and protocol that small and large companies can use to exchange information, documents and the ordering of services.

The Company will offer a "One Stop Shopping" Internet site to provide solutions to commercial brokers and property managers for ease of use and efficiency in executing a transaction. The market research clearly defined the gap in the Internet market space and REpipeline will capitalize on the void.

The Internet has seen significant changes in the last six months. The promise of IPO's has now turned to the closing-down of many Internet companies and the search for cash infusion. Single solution Internet companies will find it difficult to succeed on the Internet and companies that provide a bundle of solutions with one back end cost structure will be the companies who succeed in the future.

Since the exit strategies of Internet companies have been narrowed, private Internet companies are selling below the typical valuation of 7 times trailing 12 month revenue and 100 times unique site visitors per month that existed in 1999. The commercial real estate Internet service industry fits the model for a consolidation play as it is a fragmented industry with a pipeline full of single solution acquisitions, inexperienced management and low risk acquisition integration.

The Company will market a "One Stop Shopping" Internet based service center for the commercial real estate business community. The product and services have been developed based on the market needs for commercial real estate brokers and property mangers. REpipeline will execute one technology platform and integrate acquired products and services in that platform.

The Company will tailor its marketing strategies to geographic markets. The commercial real estate industry is a localized business. Commercial brokers in Dallas, Texas are focused Dallas and brokers in Atlanta are focused on Atlanta. REpipline will acquire geographic companies and market their trademarks and services with one back end cost structure.

This strategy has been successfully in the consumer products industry, and REpipeline will deploy this same type of approach in marketing its services.

The Company will attempt to execute a buy and build strategy and consolidate Internet based commercial real estate service companies. The Internet offers an opportunity to acquire companies to expand the geographic presence of REpipeline, acquire customer bases, cross sell new products and services into acquired customers bases and leverage cost structures. The Internet is stocked with commercial real estate single solutions suppliers searching for an exit strategy.

The Company will acquire software and source codes to expand the Internet applications solutions. We will acquire software industry specific software applications such as property management software. In acquiring the software we will secure the source code, which will allow us to modify and change the software on our timetables and not an outside vendors, and also reduced the cost of goods by not having to pay license fees.

This business strategy will allow us to accelerate the time to market for software development and reduce the risk for acquiring companies for technology whose business model and plan does not fit the strategic direction of REpipeline.

The Company's technology platform will be open, scalable and easily integrate remote applications; it will use Windows NT and utilize a SQL server as database. REpipeline will be integrating remote software applications into the centralized operating system and will utilize Cytrix and Microsoft terminal servers to seamlessly integrate these applications into the operating system.

The customer acquisition plan is focused and concentrates on centralized buying points, acquiring customer bases and customer training on the use of the Internet REpipeline will roll out the companies services on a city-by-city basis. We have built a 200,000 yellow page database for participants in the commercial real estate business community. This database will be used to send out direct mail announcements and e-mails to build awareness and trial for the REpipeline services.

The Sales Strategy will concentrate on centralized buying points. There are thousands of local and national trade associations as well as franchise groups that can promote REpipeline services through their network. Trade shows offer an excellent opportunity to acquire new clients. The national association of realtors trade show draws 22,000 potential clients and ICSC, the international commercial shopping centers convention, had 25,000 participants. A key strategy is to acquire the customer bases in the buy and build strategy and cross sell new services into the new customer base.

Education and training on the use of the Internet for the commercial real estate business community is a major opportunity; REpipeline will conduct local education seminars open to the public on the opportunities on the Internet and available solutions. In effect, REpipeline wants to establish its services as the "Internet with training wheels".

Products and Services have been developed and will be acquired based on market needs. The primary platform for the products and services is a bundle of services offered at one Internet site. The products and services strategy is being built around three key foundations: improving the way information and documents are exchanged, ordering of services and hosted software applications.

Information exchange is the foundation for the business process in commercial real estate. REpipeline will offer proprietary e-mail broadcast systems that will communicate marketing documents to hundreds of brokers and clients at the same time. We will introduce an industry first RFP exchange for tenant services. Commercial real estate is a local business and REpipeline's "My Pipeline" will offer local news content and local prospecting information. The Pipeline yellow pages have 200,000 plus company those participants in the commercial real estate business community that can advertise and promote their company to a closed business community.

Real estate requires one on one communications and REpipeline will introduce on line computer conferencing as an integrated solution in its One Stop Shopping solution.

Document exchange and contract signing is a major activity in the commercial real estate business community. The lease segment of the industry is the largest users of contracts and property managers and commercial real estate brokers can utilize REpipeline's on line electronic signature solution, project management tracking for the contract process and storage of contracts.

To improve the efficiency of ordering services and products, REpipeline's clients can order on line at REpipeline's Internet site, property sign age, local market reports and prepare bound and printed brochures that can be delivered to their office or a clients office within two hours.

The Company will attempt to deliver a bundled, virtual office desktop to the commercial real estate broker. REpipeline has acquired the software and source code for the settlement and closing process, and office accounting package for the commercial real estate office and title insurance company. We plan to acquire the source software and source code for five other vertical industry applications.


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

The management team has skills and experiences in building business communities, technology, rapid growth companies and commercial real estate. It has had training and experience with Fortune 500 companies such as PepsiCo, Sara Lee, Fox Meyer Health Corp and General Foods, as well as with start-ups, rapid growth companies, software development and network strategies. The team has extensive experience in new product development and building a successful company from a concept developed from market driven research. Mergers and acquisitions are a key skill required in a consolidation strategy; the management team has acquired and integrated over 52 companies in three difference consolidation transactions. Members of the management team have formal training in business process re-engineering, commercial real estate, construction industry experience and public company experience.

Revenue Streams

Revenue streams will be driven from monthly subscription fees of $22.95, overrides for the purchase of products ands services, electronic contract signing and storage and a monthly fee for using hosted applications.

Industry Overview

The Internet market for the commercial real estate industry has five vertical hubs: (1) Services built around the brokerage industry or commercial Broker, (2) transaction and document management, (3) financing, (4) tenant support and (5) property management. There are competitors offering only single solutions in the brokerage vertical hub. The transaction and document management hub pertains to online platforms, which facilitate contract distribution, collaboration and execution. This space is emerging; however no one currently offers an end-to-end solution that is legally binding. The financing hub has multiple companies offering commercial mortgages on the Internet. While the volume of products and services sold to new tenants occupying new lease space exceeds $10 billion annually, there are no Internet web sites or other market places that bring decision makers and vendors together in a formal bid format.

The Internet market currently only offers single solution sites for business services and commercial real estate software applications. REpipeline will be an integrator of Internet based business services into one site and an aggregator of industry specific and personal software applications. A key piece to the "One Stop" operating system Internet site is to convert traditional off line services to Internet based services. REpipeline's business model is built around integrated business services and software applications for the brokerage vertical hub while taking a first market position in the document management and tenant services hubs.

The industry revenue as reported by the Bureau of Economic Analysis was $222.4 billion in annual commercial property sales of $200 billion for leases. It is estimated by REpipeline that the commercial real estate business community processes $15-20 billion in transactions annually.

The annual revenue opportunity for REpipeline's subscription based services is $1.5 billion, $240 million for online electronic contract signing and storage and $720 million for hosted commercial real estate vertical software applications.

The commercial real estate business community is comprised of Real Estate Brokers, Lessees, Property Managers, Attorneys, Contractors, Office Furniture/Space Planners and many other industry related companies. The Real Estate Brokerage industry, as reported by the U.S. Census Bureau, consisted of 740,000 Real Estate Brokers/Agents in Texas. There are 29 other company categories in addition to the commercial real estate Brokers that comprise the commercial real estate pipeline. REpipeline will provide services that create value to these categories and bring REpipeline's total prospective client universe to approximately 5 to 7 million.

REpipeline will focus its services and technology solutions on the small and mid-size company market. In the commercial real estate brokerage market the small and mid-size companies represent 80% of the market. The overall small and mid-size company market spends $57 billion annually on technology and it is forecasted that this segment will spend $3.8 billion for ASP services in 2003.


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

Market Research

We have engaged Crescent Research, an Independent market research firm to identify the needs and desires of commercial real estate broker. REpipeline has designed its product and services to fill the identified gap in the market for what is needed and what is currently being delivered.

There is high Internet penetration for commercial brokers with 84% using the Internet. However 41% of the 250 samples did not visit a commercial real estate site during the last seven days. This indicates that there is a value proposition problem with the current Internet sites. The commercial real estate broker's number one marketing tool is word of mouth discussions, followed by property signage, targeted e-mail and direct mail pieces. What this infers is the business process is very personalized and this must be taken into consideration in the development of products and services. REpipeline services have been developed to capitalize on the four key marketing tools.

The most important activities in the business process are discussing listings on the phone, preparing brochures and collateral, and managing proposals and contracts. REpipeline is introducing on-line computer conferencing to maintain the one on one discussions, a service that allows the broker to prepare bound and printed brochures and the on line electronics signing of contracts on line.

Brokers spend approximately 33% of their time gathering information. The Internet currently compounds this problem with single site solutions. REpipeline's "One stop shopping" Internet will deliver convenience and ease of use the commercial brokers as its value proposition.

Internet sites not meeting clients needs.

The opportunity in the market. Currently 41% of the brokers have not visited a commercial real estate Internet site in the last seven days. The 250 sample group were asked a series of questions on the what an ideal Internet based commercial real estate company services would deliver in solutions and benefits. The results of the research reflected a 5.3 rating for delivery for the current commercial real estate internet sites and the ideal internet based commercial real estate services company rating was 6.9. This is a 1.6 gap, or 30%, and REpipeline has developed its products and services based on filling this gap.

A concept test was preformed to determine the optimal position for an Internet based commercial real estate services company. Concepts were written for various competitive positioning to determine the market appeal. The clear winner in the concept test was a one stop shopping Internet site. REpipeline is using this umbrella positioning in its business model and has integrated the services required to position REpipeline as the ideal services company.

Competitive Analysis

As many as 90 Internet sites have been identified with some feature that could be viewed as potential competitors of REpipeline. There is not a competitor focusing on the "One Stop Shopping" model and the improvement of transactions. REpipeline will be the first Internet company to introduce the contract execution and a suite of hosted application software. Competitors that have been analyzed are involved in some way with the marketing of property, the dissemination of market information. The competitors can be categorized into three segments.

1. Market information providers, including Co-star and Realty IQ that provide restricted access to large databases of self-generated information for a fee.

2. Online property listing services, including Loop Net, ProprtyFirst and Realcentric, that provide Internet bulletin board posting for property.

3. Project management tools for a specific process in the commercial real estate transaction, including REapplications and My Contracts.

Market Information Providers:
Competitors in this segment have in essence moved their offline proprietary databases online without leveraging the advantages offered by the Internet. Access to data from these firms is restricted to paid subscribers. These companies focus on providing local specific lease information about tenants such as terms of the lease to target a tenant as a prospect and availability of space. This information is used to prospect for clients and search for lease

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

space for tenant clients. The information to populate the database is gathered through phone calls to brokers and leasing agents. The criticism from the market about these companies is the data is outdated and the accuracy is questioned.

Co-star: Co-star provides office lease information and other services for brokers / tenant reps. Co-star has migrated from a publisher of market data to using the Internet for clients to access its services. Its data collectors gather information through 1.8 million phone calls to property owners and brokers for aggregation into their database. The users of these products are often critical of the accuracy of the data in the Co-star reports. Co-star is a public company and has made several acquisitions of local research companies that offered the same services as Co-star. Co-star consolidates the local company under their trademark, which has had some resistance from their users because they feel real estate is a local business and they want to deal with a local company.

In acquiring these companies Co-star has not leveraged the cost structures. The data gathering function of the business is a major cost component and cannot be consolidated. In effect the back-end cost structure is the same and there is a new delivery vehicle to the client, the Internet. The most recent earnings report for Co-star was $30 million in revenue and a $15 million loss in earnings.

Realty IQ: Realty IQ is a direct competitor to Co-star and provides the same services. Realty IQ has leveraged the Internet far greater than Co-star. They have expanded their business primarily through the Internet and have used a penetration pricing strategy.

The pricing model for Realty IQ is $21.95 @ month per user compared to Co-star's $700-$1,000 per month per office. Realty IQ is backed by Front Line capital and acquired the leasing database of Cushman & Wakefield properties. Realty IQ gathers the information in same process as Co-star and has 200 researchers calling brokers and property managers for information on property that is posted into the database.

Online property listing services:
These companies provide the ability to post a property at an Internet site. The driving force behind this service was to have a multiple listing service like the residential housing market. The problem with this position is the residential market is a different market than the commercial real estate market.

The commercial real estate market is an investment driven decision process and the residential market has a different type buyer that is driven by emotion. Commercial real estate brokers in reality do not market properties but rather cultivate long-term business relationship with clients. Residential buyers frequent the Internet to search for homes where as the commercial property buyer is not a frequent visitor to the Internet, and instead views the process like dealing with an investment banker or stockbroker. Consequently the online property listing services do not draw buyers to their sites. The online property listing services are used by the broker as a digital bulletin board for a specific property. In discussions on the phone with a potential buyer the broker will refer the buyer to an online property-listing site to view the property specifications. In effect the Internet site is another form of a flyer. REpipeline uses the information the broker posts at its site as the digital flyer that the broker can e-mail broadcast to hundreds of clients and brokers in minutes.

The online property listing services sites do not charge for posting property at their site. The industry is very fragmented - there are 75 online listing services companies. These companies have high penetration with the broker community and low perceived value. The online property listing services companies will be discussed in the acquisition strategy as a building block to acquire customer bases.

LoopNet: LoopNet provides free listings to brokers for property leasing and sales. Its revenue model is based on website hosting and advertising fees. Some referred services are offered including loan origination, attorneys and appraisals. LoopNet's ownership includes major real estate brokerage companies. It is REpipeline's understanding that LoopNet's charter will not allow them to charge the large real estate brokerage investors for posting listings at their site. LoopNet is considered by many in the industry to provide data of "less than top quality" that is frequently out of date.

Property First: PropertyFirst is focused on the property-for-sale market and has recently expanded into the property-for-lease market. Property First targets the broker as their client. They charge a membership fee for access to premium services such as Buyer match and PropertyPush but provides few ancillary services aside from listings. After an extended trial period, PropertyFirst intends to charge for listings. To date PropertyFirst is not charging for listings and will be prevented doing from so until LoopNet takes that step.

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

RealCentric: RealCentric business model focuses on the tenant and property owners. In effect it by passes the commercial broker/ tenant rep. They offer listings for office space for lease and a vendor directory for use by tenants in completing transactions. RealCentric charges a basic monthly fee to property owners for listing and fees to vendors for being listed on the site.

Project management tools for a specific process in the commercial real estate transaction: These companies provide an organized systematic process for the management of a project in the commercial real estate transaction. The commercial real estate transaction requires the exchange of documents and the management of time lines to meet the transaction deadlines. For example, a broker for client A needs foundation inspections on a building. He has the inspection completed. Pre Internet he would have sent this to the broker for client B and broker B would then circulated to the other parties in the transaction. Now with the Intent this report is put into a file at a secured web site so that all parties involved with the transaction can view the report. This centralized Internet storage and access system is connecting the document flow from the real estate business community for a real estate transaction.

The contract abstracting system provides the broker with notice of key activities and dates. This process is common in the leasing industry and is called lease abstracting. The broker is sent notification of a critical date in and lease prior to the event happening.

REapplications: REapplications has been a software applications provider and recently established an Internet site. Their application provides management tools to manage a real estate sale or lease transaction. The Internet single solution connects the real estate business community and provides project management tools for multiple company representatives involved in the transaction. REapplications charges a monthly fee for the use of the project management hosted application.

MyContracts: My Contracts provides contract management services to multiple industries; one of the industries they specialize in is the real-estate industry. Their clients post their contracts at MyContracts site and My
Contracts solution manages a tickler files on terms and conditions of the contract along with critical dates and financial obligations. Their pricing model is $2.00 @month per contract with a $30.00 minimum. My Contracts does not provide an electronic signature contract solution or the audit trail in the contract execution transaction.

Competitive Differentiation Market

REpipeline has positioned itself with a broader yet more focused solution than its competitors. The market research points out the void in the Internet space and the need for a One Stop Shopping solution that aggregates the single solutions on the Internet as well integrating offline services into a One Stop Shopping Internet site. The market research conducted by Crescent Research clearly outlined the optimal competitive positioning. The market research outlines a 1.6 gap, or 30%, in what the market wants from a commercial real estate Internet service company and what is currently being delivered.

A positioning analysis was conducted to determine the optimal positioning for REpipeline. The "One Stop Shopping " positioning had a substantially higher appeal than the Co-star and LoopNet's positioning. The research determined the top marketing vehicles and most important activities in the commercial real estate business process. Property signage and target e-mail are important to the marketing campaign as well as word of mouth through computer conferencing.

The important activities in the business process, discussing listings on the phone, known as computer conferencing, preparing brochures and collateral, known as bound and printed brochures, and preparing and managing contracts, known as contract management, are services that REpipeline is offering that the competition is not.

Competitive Differentiation Business Model

REpipeline's four points of differentiation vs. the competition that will ensure that REpipeline is a successful company:

1. It offers  superior  value  proposition to the  competition  with a "One Stop
Shopping" Internet service site. REpipeline is introducing new services the market needs and that the competition is currently not delivering. REpipeline's business model is built around the broker and includes the commercial real estate business community, which the competition is not concentrating on.

2. It has an experienced management team to capitalize on market opportunities from its experience with rapid growth companies, with previous experience in connecting a business community with technology, and with merger and acquisitions background.

3. It will build a company rather than restructure an existing one. Co-star is a public company and is experiencing the problems of going from a traditional business as an off line publisher of market research to a company that leverages the Internet it its business model. REpipeline's management team has previously gone through this and it is more effective to allocate resources against building a company than restructuring one.

4. It will be a public company offering opportunities that the majority of its competition does not have. Commercial real estate Internet service companies have limited exit strategies and REpipeline can capitalize on this with acquiring these companies with public equity and to build the company. The valuation of these private companies is well below their previous levels and REpipeline can build the size and scope of the company in a short period of time. In addition the public equity presents opportunities to acquire software and source codes from private application companies. The majority of the competition must use cash to build their company and this will put them at a competitive disadvantage with REpipeline's business model

REpipeline' board of directors does not receive cash compensation. Each director has received 50,000 options in REpipeline.com to compensate them for their services and time. Executive Management currently consist of Mr. Bailey and his employment contract with the company calls for annual cash compensation of $225,000, or 13.6% of the capital sought to be raised.

Item 18: Description of Property

We do not own any property, nor do we have any plans to own any property in the future. We are currently waiting additional financing to lease additional space. Our mailing address is 420 E FM 3040, Suite 118 PMB 216, Lewisville, Texas 75067.

Item 19: Certain Relationships and Related Transactions

None

Item 20: Market for Common Equity and Related Stockholders Matters

REpipeline.com currently does not have a market for it's public stock.

Upon completion of the registration REpipeline will submit application to be traded on the appropriate public exchange.

Item 21: Executive Compensation

Remuneration of Officers; Employment Agreements

Compensation Philosophy

We operate in a highly competitive and rapidly changing high technology industry. The goals of the compensation program are to align compensation with our newly revised business objectives and the performances of the employees, to enable us to attract, retain and reward executive officers and other key personnel who contribute to the long-term success of the company, and to motivate them to enhance long-term shareholder value. Key elements of this philosophy are:

Total compensation should be sufficiently competitive with other companies in similar or related industries so that we can attract and retain qualified personnel.

We desire to maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

We desires to provide significant equity-based performance based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to business challenges and opportunities as owners and not just as employees.

Industry benchmark reports were used from PiceWaterhouseCoopers, VentureOne and Spencer Stuart to develop the executive compensation plans. The plans have been developed to position the compensation packages in the 50% to 70% percentile for base salary, bonus and equity compensation. The industries that were used were the consolidation industry and Internet start up companies.

Base  Salary:  The  Compensation   Committee  annually  reviews  each  executive
officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Long-Term Incentives: The Company's long-term incentive program consists of the Stock Option Plans set out above. The stock option program utilizes vesting periods, generally three to four years, to encourage key employees to continue in the employ of the company. Through option grants, executives receive equity incentives to build long-term shareholder value. Grants are made at 100% of fair market value on the date of the grant.

Executives receive value from these grants only if our common stock appreciates in the long term. The size of option grants is determined by REpipeline's philosophy of linking executive compensation with shareholder interests.

Stock Option Plan: The 2000 Incentive Stock Option plan provides options to purchase common stock and may be granted only to employees of REpipeline and its subsidiaries. The Outside Director Stock Option Plan provides for the issuance of stock options to the outside directors.

Bailey Employment Agreement

Effective as June 10, 2000, the REP entered into an employment agreement with Thomas Bailey, the President and Chief Executive Officer of the REP. The agreement provides, among other things, for a base salary of $225,000 and annual bonus payments as determined by the Board of Directors. In the event in a change of ownership by virtue of a merger or acquisition, whereby the net effect is a change in Mr. Bailey's title, responsibility or pay structure, Mr. Bailey would have the option to accept such change or elect to exercise the severance option for termination without cause.

Mr. Bailey, Mr. Langston and Mr. Craven are eligible for a qualified stock option plan.

Compensation of the Executive Officers

The following sets forth information in tabular form regarding compensation for REpipeline's Chief Executive Officer and other executive officers.

                           Annual Compensation
                           -------------------
 Name and
 Principal Position        Year              Salary        Bonus
 -----------------------   ----              --------      -----

Thomas Bailey              2000              $225,000       --
Director, President and    2001              none           --
Chief Executive Officer

Mark Lindberg              2000              none           --
Chief Financial Officer    2001              none           --

Salaries are annualized for a full year and the Board of Directors will determine annual bonus.

The following table sets forth certain information regarding non-statutory stock options for REPL stock granted during 2000 as part of the employment agreements for the employees listed below.

Qualified Stock Option Plan

                           Number of Securities     Exercise
Name                       Underlying Options       Price          Grant Date
-------------------        --------------------     --------      ------------
Thomas Bailey              1,225,673                $0.01         June 1, 2000

Chip Langston                116,666                $0.01         June 1, 2000
Michael Craven               104,116                $0.01         June 1, 2000

All option agreements for the Qualified Stock Option Plan above have been earned and common shares are reserved for issuance.

Item 22: Financial Statements

                          Independent Auditors' Report

Board of Directors
REpipeline.com, Inc.
Dallas, Texas

We have audited the accompanying balance sheets of REpipeline.com, Inc. (a development stage company), as of December 31, 2001 and 2000, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2001 and 2000 and for the period August 19, 1999 (inception) through December 31, 2001. These financial statements are the responsibility of the Company's management.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REpipeline.com, Inc., as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the above referenced periods in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 1, the Company entered into a merger transaction during 2000 that was accounted for as a reverse merger with the Company being the acquired entity for financial reporting purposes. As a result, the accompanying financial statements have been restated to present the financial position and operating results of the acquiring entity for financial reporting purposes.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As also discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Turner, Stone & Company, L.L.P.
------------------------------------
Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
March 22, 2002


                              REPIPELINE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000
                           --------------------------

                                     Assets
                                     ------
                                                                  2001           2000
                                                              -----------    -----------
Current assets:
     Cash                                                     $      --      $    20,030
     Advances to Photonics                                           --           41,477
     Advances to former employees                                    --           36,661
                                                              -----------    -----------

         Total current assets                                        --           98,168

Property and equipment, at cost, net of
     accumulated depreciation of $2,997                              --            6,993

Other assets:
     Capitalized web site development costs,
         less accumulated amortization of $83,615
         and $6,432, respectively                                 147,933        225,116
     Rental security deposit                                         --           15,696
                                                              -----------    -----------

                                                              $   147,933    $   345,973
                                                              ===========    ===========

                      Liabilities and Stockholders' Deficit
                      -------------------------------------


Current liabilities:
     Accounts payable, trade                                  $   143,786    $   207,347
     Accrued expenses                                             216,838        166,554
     Advances from Photonics                                      106,780           --
     Note payable, stockholder                                     45,000         45,000
                                                              -----------    -----------

         Total current liabilities                                512,404        418,901
                                                              -----------    -----------

Commitments and contingencies                                        --             --

Stockholders' deficit:
     Preferred stock $.00001 par value, 50,000,000
          shares authorized, none issued                             --             --
     Common stock, $.001 par value, 200,000,000
        shares authorized, 6,245,303 shares issued
        and outstanding, respectively                                 624            624
     Paid in capital in excess of par                           1,054,419      1,054,419
     Deficit accumulated during the development stage          (1,419,514)    (1,127,971)
                                                              -----------    -----------

                                                                 (364,471)       (72,928)
                                                              -----------    -----------

                                                              $   147,933    $   345,973
                                                              ===========    ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                              REPIPELINE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                   FOR THE PERIOD AUGUST 19, 1999 (INCEPTION)
                            THROUGH DECEMBER 31, 2001




                                      Year Ended     Year Ended     Cumulative
                                       12/31/01       12/31/00    from Inception
                                     -----------    -----------    -----------

Revenues                             $      --      $      --      $      --
                                     -----------    -----------    -----------

Cost and Expenses
     Web site development costs             --          384,492        450,313
     Marketing and promotion                --           49,954         58,941
     Compensation and benefits            64,734         45,513        128,834
     General and administrative          144,076        519,073        686,910
     Depreciation and amortization        78,683          8,430         88,112
                                     -----------    -----------    -----------
                                         287,493      1,007,462      1,413,110

Loss from operations                    (287,493)    (1,007,462)    (1,413,110)

Interest expense                           4,050          1,354          6,404
                                     -----------    -----------    -----------

Loss before income taxes                (291,543)    (1,008,816)    (1,419,514)

Provisions for income tax benefits          --             --             --
                                     -----------    -----------    -----------

Net loss                             $  (291,543)   $(1,008,816)   $(1,419,514)
                                     ===========    ===========    ===========

Loss per share
     Basic                           $      (.05)   $      (.19)   $      (.31)
     Diluted                         $      (.05)   $      (.19)   $      (.31)




   The accompanying notes are an integral part of the consolidated financial statements.


                              REPIPELINE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
      FOR THE PERIOD AUGUST 19, 1999 (INCEPTION) THROUGH DECEMBER 31, 2001



                                                            Additional
                             Common Stock                    Paid in     Accumulated     Treasury
                             No. of Shs.      Amount         Capital       Deficit         Stock         Total
                             -----------    -----------    -----------   -----------    -----------   -----------
Balance at August 19, 1999          --      $      --      $      --     $      --      $      --     $      --

Common stock issued
   in exchange for
   organizational services
   from founder                3,930,267            393                                                       393

Common stock issued in
   exchange for cash             171,947             17        187,251                                    187,268

Net loss                                                                    (119,156)                    (119,156)
                             -----------    -----------    -----------   -----------    -----------   -----------

Balance at
   December 31, 1999           4,102,214            410        187,251      (119,156)          --          68,505

Common stock issued
   for cash                      807,581             81        759,178                                    759,259

Common stock issued in
   exchange for services       1,335,508            133        107,990                                    108,123

Common stock shares
   expunged from founder
   and held in treasury       (3,909,267)                                       --             --

Net loss                                                                  (1,008,815)                  (1,008,815)
                             -----------    -----------    -----------   -----------    -----------   -----------

Balance at
   December 31, 2000           6,245,303            624      1,054,419    (1,127,971)          --         (72,928)

Net loss                                                                    (291,543)                    (291,543)
                             -----------    -----------    -----------   -----------    -----------   -----------

Balance at
   December 31, 2001           6,245,303    $       624    $ 1,054,419   $(1,419,514)   $      --     $  (364,471)
                             ===========    ===========    ===========   ===========    ===========   ===========



    The accompanying notes are an integral part of the financial statements.


                              REPIPELINE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                   FOR THE PERIOD AUGUST 19, 1999 (INCEPTION)
                            THROUGH DECEMBER 31, 2001




                                                  Year Ended        Year Ended        Cumulative
                                                   12/31/01          12/31/00       from Inception
                                                --------------    --------------    --------------
Cash flows from operating activities:
     Cash received from customers               $         --      $         --      $         --
     Cash paid to employees                            (18,500)          (86,920)         (122,340)
     Cash paid to suppliers                           (149,787)         (272,303)         (499,621)
        Income taxes paid                                 --                --                --
                                                --------------    --------------    --------------

        Cash used in operating activities             (168,287)         (359,223)         (621,961)
                                                --------------    --------------    --------------

Cash flows from investing activities;
     Purchase of property and equipment                   --                --              (9,990)
     Web development expenditures                         --            (151,314)         (166,126)
     Rental deposit advanced                              --             (15,696)          (15,696)
     Advances to former employees                         --            (216,518)         (284,534)
     Advances to (from) Photonics                      148,257           (41,477)          106,780
                                                --------------    --------------    --------------


        Cash used in investing activities              148,257          (425,005)         (369,566)
                                                --------------    --------------    --------------


Cash flows from financing activities:
     Proceeds from issuance of common stock               --             759,258           946,527
     Proceeds from note payable, shareholder              --              45,000            45,000
                                                --------------    --------------    --------------

        Cash provided by financing activities             --             804,258           991,527
                                                --------------    --------------    --------------

Net increase (decrease) in cash                        (20,030)           20,030              --

Cash at beginning of the period                         20,030              --                --
                                                --------------    --------------    --------------

Cash at end of the period                       $         --      $       20,030    $         --
                                                ==============    ==============    ==============




   The accompanying notes are an integral part of the consolidated financial statements.


                              REPIPELINE.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
                   FOR THE PERIOD AUGUST 19, 1999 (INCEPTION)
                            THROUGH DECEMBER 31, 2001



                           Reconciliation of Net Loss
                           --------------------------
                         To Net Cash Used in Operations
                         ------------------------------


                                                 Year Ended        Year Ended        Cumulative
                                                  12/31/01          12/31/00       from Inception
                                               --------------    --------------    --------------

Net loss                                       $     (291,543)   $   (1,008,816)   $   (1,419,514)
                                               --------------    --------------    --------------

Adjustment to reconcile net loss to
  net cash used in operations:

     Depreciation and amortization             $       78,683    $        8,430    $       88,112
     Common stock issued for services                    --             108,123           108,123
     Provision for uncollectable advances              36,661           247,873           284,534
     Loss on asset abandonment                          5,493              --               5,493
     Forfeited rental deposit                          15,696              --              15,696
     Increase (decrease) in accounts
        payable                                       (63,561)          118,613            78,364
     Increase (decrease) in accrued
        expenses                                       50,284           166,554           216,838
                                               --------------    --------------    --------------
                                                      123,256           649,593           797,553
                                               --------------    --------------    --------------

Net cash used in operating activities          $     (168,287)   $     (359,223)   $     (621,961)
                                               ==============    ==============    ==============

                       Supplemental Disclosure of Non Cash
                       -----------------------------------
                       Investing and Financing Activities
                       ----------------------------------

Issuance of common stock in
    exchange for services                      $                 $      108,123    $      108,516

Web development expenditures
    incurred as accounts payable               $         --      $       65,422    $       65,422


   The accompanying notes are an integral part of the consolidated financial statements.

                              REPIPELINE.COM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            Organization and business

The Company was incorporated in the state of Texas on June 8, 2000. The Company is a vertical service provider for the commercial real estate industry. On July 10, 2000, the Company agreed to purchase the assets and assume the liabilities and shareholder's equity of RealEstate4Sale.com. RealEstate4Sale.com, "RE4S") was incorporated in Colorado on August 19, 1999, and its purpose was to provide commercial real estate listings on the Internet. However, the concept was too narrow for the marketplace, which requires a variety of services to the commercial real estate market over the Internet, which are best addressed by Repipeline.com, Inc. The Company, currently in the development stage, completed its website in November 2000. On November 28, 2000, the Company merged with Photonics Corporation (PHOX), a California corporation, which is publicly held and traded under the symbol "PHOX."

The transaction was accounted for as a reverse merger using the purchase method of accounting with RE4S acquiring REP for financial reporting purposes. The purchase price of REP was allocated among its net assets based on their relative fair values. Because REP did not have any assets and only liabilities and had no business operations, no portion of the purchase price was allocated to goodwill. Instead, the excess of the purchase price over the fair value of net assets acquired has been charged against operations and reflected in the accompanying financial statements as an acquisition cost.

Basis of presentation and going concern uncertainty
---------------------------------------------------

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern. The Company has incurred a net operating loss to date and has a working capital deficiency of approximately $510,000. These conditions, among others, give rise to substantial doubt about the Company's ability to continue as a going concern. Management is continuing to seek additional equity capital to fund its operations and management anticipates revenues to be generated by the end of 2001.

Management believes these steps will provide the Company with adequate funds to sustain its growth and continued existence. However, there is no assurance that these steps will meet all of the Company's needs that will enable it to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash flows
----------

For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. None of the Company's cash is restricted.

Revenue recognition
-------------------

The primary source of revenue will be Subscription Income, which is a $22.95 per month charge to the users. This subscription allows the user unlimited access to the website for a variety of uses. Secondary revenue is derived from commissions on services sold to the website subscriber which are provided by outside sources. These services currently consist of sign, card, brochure preparation and distribution; and will soon include procurement preparation and conferencing.

Property and equipment
----------------------

Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is being provided by the straight-line method over estimated useful lives of three to seven years.

Loss per share
--------------

Basic loss per share amounts are computed using the weighted-average number of common stock shares outstanding during the periods. Diluted loss per share amounts are computed using the weighted-average number of common and common equivalent shares outstanding during the periods. For the years ended December 31, 2001 and 2000 and the period August 19, 1999 (inception) through December 31, 2001, basic loss per share amounts are computed using 463,514, 1,008,816, and 1,591,486, respectively, weighted average number of common stock shares outstanding, after retroactively adjusting these shares for the reverse merger acquisition.

Long-lived assets
-----------------

The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its net realizable value. The Company has not identified any asset impairments since its inception.

Web site development costs
--------------------------

The Company accounts for its costs of developing its web site (Note 2) pursuant to EITF Abstract No. 00-02. Pursuant to this pronouncement, all costs incurred for planning activities have been charged to expense. Costs incurred for development of the web site and its infrastructure have been capitalized and will be amortized using the straight-line method over its estimated useful live of three years, beginning in December 2000, when the web site became available for use. Costs incurred to operate the web site will be charged to expense.

Accounting for stock based compensation
---------------------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages entities to recognize compensation cost for stock-based employee compensation plans using the fair value method of accounting, as defined therein, but allows for the continued use of the intrinsic value method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the intrinsic value method of accounting prescribed by APB Opinion No. 25 and as such is not required to recognize compensation expense in the accompanying financial statements because the market value of the Company's common stock was less than the exercise price on the dates the options were granted. However, the Company is required to disclose pro forma net income and loss per share amounts as if the fair value method of accounting has been applied (Note 7).

2.   WEB SITE DEVELOPMENT

During August 1999, the RE4S purchased a web site domain name for $ 90,000. This web site allowed the RE4S to provide commercial listings of real estate properties over the Internet. However, the focus of these services was too narrow and was not accepted by the commercial real estate market, therefore the Company subsequently abandoned this web site and returned it to the seller, who forgave the remaining $ 64,000 balance owed on the purchase price. During the year ended December 31, 2000, the actual payments made for this web site totaling $26,000, along with the operating costs, were charged to expense. The RE4S website technology was discontinued and REpipeline's technology platform was available for testing by customers on December 1, 2000.

In connection with the development of REpipeline's website, the Company has capitalized $231,548 of development costs, which consist primarily of the internal labor costs of employees directly associated with the development activity and external direct costs of materials and services consumed during the development activity. These costs will be amortized over the three year estimated useful life of the web site beginning December 1, 2000. For the years ended December 31, 2001 and 2000 and the period August 19, 1999 (inception) through December 31, 2001, amortization expense totaled $77,183, $6,432 and $83,615, respectively.

3.   RELATED PARTY TRANSACTIONS

In October 2000, the Company borrowed $45,000 from a stockholder. The note payable is due on or before August 31, 2001, bears interest at 9.0% and is unsecured. The note also granted an option, which expired on August 31, 2001, to purchase 45,000 common stock shares at $1.00 per share. At December 31, 2001 and 2000, accrued interest payable on this note totaled $5,404 and $1,354, respectively.

4.   COMMITMENTS AND CONTINGENCIES

Employment agreements
---------------------

On July 1, 2000, the Company entered into employment agreements with three former members of executive management. The agreements, which expire through June 30, 2004, provided for annual compensation of totaling $306,000 increasing to $534,000 after the Company raised $2 million in equity funding. In addition, two of the agreements provided signing bonuses totaling $250,000 payable after the above funding has been raised. The Company had the option to pay half of the amount payable in common stock shares of the Company valued at the bid price of the stock as of the effective date of the agreement. In the case of termination, the agreements provided for a 12-month salary severance package, reduced by 50% if the termination is for cause. The agreements also provided stock options to purchase up to 17,508,078 PHOX common shares at $.01 per share based on various goals as these goals are defined in the agreements and 1,200,000 common shares at $.01 per share, which vest over three years.

In November 2001, the above agreements were terminated and the Company is no longer obligated under these or any other employment agreements. In this process, stock options to purchase 8,679,039 PHOX common stock shares were fully vested to the former executive management members. The options are exercisable at a price of $.01 per share and do not expire (Note 7).

Leases
------

The Company was obligated under a non-cancelable operating sublease agreement for its office facilities, effective May 1, 2000 and which expired on December 31, 2001. The agreement provided for a monthly rental payment of $5,232 and there was no option for renewal. However, in June 2001, the Company was unable to pay its monthly rent and the space was taken back along with the Company's property and equipment. In addition, a three-month security deposit was forfeited. Although the Company is no longer obligated under this agreement, there is no assurance the sublessor will not initiate legal action in the future to recover approximately $30,000 of unpaid rent.

Prior to May 1, 2000, the RE4S leased office space from its founder, a corporation of Mr. Fonteno (see below) under a month-to-month agreement at $3,000 per month. Rent under this agreement totaled $15,000.

The Company currently does not maintain office facilities and is not obligated under any noncancelable obligations.

Legal matters
-------------

The Company is subject to legal proceedings that arise in the ordinary course of business. Primarily, these lawsuits are the result of defaulted accounts payable of Photonics prior to the merger with REpipeline.com, Inc. and consequently common stock has been allocated for the payment of these payables, which have been reflected in the accompanying consolidated financial statements, in accordance with the agreed participation of other Photonics' accounts payable. Management believes that the outcome of one or more of these matters will not have a material adverse effect on the Company's consolidated financial position, operating results or cash flows.

Many of the employees of the Company had previously been employees of RE4S. Tom Bailey, who was hired as President and CEO of RE4S on January 27, 2000, resigned his position as of May 1, 2000, citing a breach of Contract and failure to disclose the criminal background of Mr. Douglas Fonteno, the founder and acting officer of RE4S.

In April 2000, Mr. Fonteno was incarcerated for parole violation from a prior conviction of securities fraud. On April 28, 2000, the board of directors voted to expunge all shares of RE4S owned by Mr. Fonteno, his family members and/or affiliated companies, which were issued for inadequate consideration and proper approval by the Board of Directors. These shares, totaling 3,909,267, are currently held in treasury by a wholly owned nominee corporation to be reissued in the future to outsiders for corporate financing of the Company and /or acquisition.

Prior to his displacement from RE4S, Mr. Fonteno made numerous non interest bearing advances to himself and several entities controlled by him totaling $183,906. Although these advances have been written off as uncollectable in the accompanying financial statements, the Company began the process of obtaining a Writ of Garnishment against Mr. Fonteno in the amount of $180,858 and was attempting to collect this amount. However, this action was discontinued in mid
2001 due to the Company's lack of working capital.

5.   INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company's effective tax rate for the years ended
December 31, 2001 and 2000 and the period  August 19, 1999  (inception)  through
December 31, 2001 is as follows.

                                    Year Ended        Year Ended        Cumulative
                                     12/31/01          12/31/00       from Inception
                                  --------------    --------------    --------------
Tax expense (benefit) computed
     at statutory rate            $     (157,595)   $     (342,997)   $     (541,105)
Increase in valuation allowance          157,595           342,997           541,105
                                  --------------    --------------    --------------
                                  $         --      $         --      $         --
                                  ==============    ==============    ==============

As of December 31, 2001, the Company has approximately $1,600,000 of regular net operating losses to offset future federal income tax, which expire through the year 2011. The Tax Reform Act of 1986 imposed substantial restrictions of the utilization of net operating loss and tax credit carry forwards in the event of an "ownership change" as defined by the Internal Revenue Code. If the Company has an "ownership change" as defined by the Internal Revenue Code, the Company's ability to utilize the federal and California net operating losses could be reduced. With respect to the merger transaction with REP (Note 1), the Company has not made this determination and it is not certain whether any of these prior carry forwards will be utilized.

6.   FINANCIAL INSTRUMENTS

The Company's financial instruments, which are held for trading purposes and which potentially subject it to credit and other risks, consists of its cash and its notes payable, stockholder.

Cash
----

The Company maintains its cash in bank deposit and other accounts, which, at times, may exceed federal insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks involving its cash.

Notes payable, stockholders
---------------------------

Management believes the carrying value of this note represent the fair value of this financial instrument because its terms are similar to those in the lending market for comparable loans with comparable risks.

7.   STOCK OPTIONS

As of December 31, 2001, the Company had granted options to purchase 1,446,455 of the Company's common stock at an excise price of $.01. The following pro forma information is required by SFAS No. 123 and is based on the fair value of the options estimated by management to be approximately $.01 per share. Management's estimate of fair value is primarily based on the book value of the Company since no other reasonable form of value measurement is available.

                              Year Ended         Year Ended       Cumulative
                               12/31/01           12/31/00      from Inception
                            ---------------    -------------    ---------------
Pro forma net loss          $      (291,543)   $  (1,023,281)   $    (1,433,979)


Item 23. Changes In and disagreements with Accountants on Financial Disclosure

     NONE

PART II : INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware  General  Corporation  Law (the  "DGCL")  empowers a
Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses, including attorneys' fees, incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses, including attorneys' fees, which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law

In accordance with Section 145 of the DGCL, Article VI of the Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company, including the heirs, executors, administrators or estate of such person, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Expenses, including attorneys' fees, incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Article VI of the Certificate further provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of the Company provide that, to the fullest extent permitted by applicable law, the Company shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Company or was serving at the request of the Company.

Item 25: Other Expenses of Issuance and Distribution

The following  table sets forth the Company's  estimates,  other than of the SEC
registration   fee,  of  the  expenses  in  connection  with  the  issuance  and distribution of the shares of common stock being registered:

SEC registration fee ......................  $    250.00
Legal fees and expenses ...................  $ 32,000.00
Accounting fees and expenses ..............  $  3,000.00
Miscellaneous expenses ....................  $  1,896.99
                                             -----------
Total: ....................................  $ 37,146.99 estimated

Item 26: Recent Sales of Unregistered Securities

     None

Item 27: Table of Exhibits

Consent from Auditor

Item 28: Undertakings

(a) The undersigned registrant hereby undertakes:

     (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Item 29:  Exhibits

Exhibit No.        Description
-----------        -----------
   23.1            Consent of Turner, Stone & Company, LLP

     AVAILABLE INFORMATION

REpipeline.com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20459.

     SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on March 16, 2002.

     Repipeline.com, Inc.


     By: /s/ GEORGE THOMAS BAILEY
        -----------------------------------------------
        George Thomas Bailey
        Director, President and Chief Executive Officer

 /s/ THOMAS BAILEY              Chairman of the Board       May 10, 2002
-------------------------
Thomas Bailey